Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-144992 and 333-155288 on Form S-8, and Registration Statement No. 333-155351 on Form S-3 of our report dated August 23, 2013, relating to the consolidated financial statements and financial statement schedule of Solera Holdings, Inc. , and the effectiveness of Solera Holdings, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Solera Holdings, Inc. for the year ended June 30, 2013.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
August 23, 2013